Exhibit 99.1

PARSONS

SECOND QUARTER 2021

Earnings Press Release

PARSONS SECOND QUARTER 2021 Earnings Press Release

Parsons Reports Second Quarter 2021 Results

Q2 2021 Financial Highlights

▪	Revenue of $879 million
▪	Net income of $7 million and margin of 0.8%
▪	Adjusted EBITDA of $66 million and margin of 7.5%
▪	Cash flow from operations of $104 million, a company record for the second quarter
▪	Book-to-bill ratio of 1.9x, driven by Federal Solutions book-to-bill ratio of 2.8x, both company records

Strategic Highlights

▪	Strong Q2 2021 with three contract wins over $100 million each, including the company’s largest win ever
▪	Announced BlackHorse acquisition, enhances cyber, electronic warfare and information dominance capabilities
▪	Continued to build on long-standing commitment to ESG initiatives and published 2021 CSR report
▪	Fiscal year 2021 guidance updated

CENTREVILLE, VA – August 4, 2021, Parsons Corporation (NYSE: PSN) today announced financial results for the second quarter ended June 30, 2021.

CEO Commentary

“In the second quarter, we delivered record awards, generated strong free cash flow, and announced a significant acquisition that added attractive capabilities and met our strict M&A criteria, which demonstrates our ability to continue to deploy capital to generate long term shareholder value,” said Carey Smith, president and chief executive officer of Parsons.

“However, revenue in the quarter fell below our expectations, and margins were impacted by two program reserves. Although we continue to expect our second half results to exceed our first half performance, we are reducing our outlook for the full year. Our differentiated and complementary defense and critical infrastructure portfolios are well aligned with the Biden Administration’s priorities, and we remain excited about the future given the significant progress and tailwinds we are already seeing in the third quarter.”

Second Quarter 2021 Results

Total revenue for the second quarter of 2021 decreased by $100 million, or 10%, from the prior year period to $879 million. Operating income decreased 56% to $20 million primarily due to a $15.4 million reserve taken on a legacy Critical Infrastructure program, a $6.9 million reserve taken on a Federal Solutions program, contract delays, and a competitive hiring environment. Net income decreased to $7 million and net income margin decreased to 0.8% from the prior year period. Diluted earnings per share (EPS) attributable to Parsons was $0.06 in the second quarter of 2021, compared to $0.23 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the second quarter of 2021 was $66 million, a 28% decrease over the prior year period. Adjusted EBITDA margin decreased to 7.5%. Adjusted EPS decreased to $0.32, compared to $0.49 in the second quarter of 2020. These decreases were driven primarily by the items noted above for operating income.

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Segment Results

Federal Solutions Segment

	Three Months Ended		Growth		Six Months Ended		Growth
	June 30, 2021	June 30, 2020	Dollars/ Percent	Percent	June 30, 2021	June 30, 2020	Dollars/ Percent	Percent
Revenue	$442,675	$482,210	$(39,535)	-8%	$894,744	$959,781	$(65,037)	-7%
Adjusted EBITDA	$32,579	$47,756	$(15,177)	-32%	$64,636	$79,465	$(14,829)	-19%
Adjusted EBITDA margin	7.4%	9.9%	-2.5%	-26%	7.2%	8.3%	-1.1%	-13%

Second quarter 2021 revenue decreased $40 million, or 8%, compared to the prior year period primarily due to procurement and funding delays, a competitive hiring environment and a $6.9 million impact from a reserve taken on a Federal Solutions program, offset by $29 million of acquisition revenue.

Second quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $15 million, or 32%, compared to the prior year period. Adjusted EBITDA margin decreased to 7.4% from the second quarter of 2020. These decreases were primarily driven by a $6.9 million impact from the reserve taken on a Federal Solutions program, and a $9 million incentive fee recognized in the second quarter of 2020.

Critical Infrastructure Segment

	Three Months Ended		Growth		Six Months Ended		Growth
	June 30, 2021	June 30, 2020	Dollars/ Percent	Percent	June 30, 2021	June 30, 2020	Dollars/ Percent	Percent
Revenue	$436,681	$497,249	$(60,568)	-12%	$859,309	$990,671	$(131,362)	-13%
Adjusted EBITDA	$33,148	$43,405	$(10,257)	-24%	$69,790	$72,192	$(2,402)	-3%
Adjusted EBITDA margin	7.6%	8.7%	-1.1%	-13%	8.1%	7.3%	0.8%	11%

Second quarter 2021 Critical Infrastructure revenue decreased $61 million, or 12%, compared to the prior year period. The decrease was primarily driven by program completions and a $19.3 million impact from a reserve taken on a legacy Critical Infrastructure program.

Second quarter 2021 adjusted EBITDA including noncontrolling interests decreased by $10 million, or 24%, compared to the prior year period. Adjusted EBITDA margin decreased to 7.6%. These decreases were driven by a $15.4 million impact from the reserve taken on a legacy Critical Infrastructure program, partially offset by an increase in equity in earnings from unconsolidated joint ventures.

Second Quarter 2021 Key Performance Indicators

▪	Book-to-bill ratio (second quarter): 1.9x on net bookings of $1.7 billion. Book-to-bill ratio (trailing twelve-months): 1.3x on net bookings of $4.9 billion.
▪	Total backlog: $8.4 billion, a 9.0% increase from the second quarter of 2020.
▪	Cash flow from operating activities: Second quarter 2021: $104 million, compared to $88 million in the second quarter of 2020.
▪

Net Debt: Cash and cash equivalents were $483 million and total debt was $641 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the second quarter of 2021 was 0.5x. Following the $203 million all-cash acquisition of BlackHorse Solutions, Inc., as of June 30, 2021, pro forma net debt was approximately $360 million, providing ample capacity for continued investment in the implementation of the company’s growth strategy. The company’s pro forma net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the second quarter of 2021 was 1.1x. The company defines net debt as total debt less cash and cash equivalents.

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Recent Significant Contract Wins

Parsons continues to win large strategic contracts in markets of national security importance. During the second quarter of 2021, the company won three significant contracts for mission critical work. In addition, after the end of the 2021 second quarter, Parsons won a single-award IDIQ contract with a ceiling value of $953 million.

▪

Awarded a seven-year contract valued up to $2.2B by the Missile Defense Agency (MDA) for Technical, Engineering, Advisory, and Management Support (TEAMS)–Next Systems Engineering. Parsons will provide engineering, analysis, and management support for the development of integrated and layered missile defense systems that defend U.S. and allied forces against ballistic, hypersonic, and cruise missile threats, and advance the agency’s integrated air and missile defense, command and control, and battle management communication missions across the all-domain battlespace. Under this contract, Parsons booked the three-year base period worth approximately $617M in the second quarter of 2021.

▪

Awarded a $618 million contract by the General Services Administration (GSA) for professional services that advance the Intelligence Community’s global cyber and intelligence technologies for C5ISR, exercise, operations, and information services. Under this contract, Parsons booked the first-year base period worth approximately $89M in the second quarter of 2021.

▪

Awarded a task order contract by the Space and Missile Systems Center for Integrated Solutions for Situational Awareness (ISSA) support, with a ceiling value of $185 million. In addition to delivering operational, technical, and space domain awareness expertise, Parsons will meet critical innovation and agility goals for the ISSA effort by providing unique solutions in astrophysics, intelligence, data analytics, and multi-domain operations. These solutions will include technical and scientific capabilities such as space vehicle launch characterization, C2 satellite transmission, high accuracy orbit determination, space asset tasking, threat processing, real-time launch characterization and custody, and modeling and simulation for directed energy and satellite breakup.

▪

After the end of the second quarter of 2021, awarded a single-award contract with a $953 million ceiling value. Parsons’ will lead a talented industry team that will design, mature, procure, integrate, operate, and maintain Air Base Air Defense (ABAD) systems across the European and African continent areas of responsibility for the U.S. Air Forces in Europe and Air Forces in Africa. This new work will be performed at Ramstein Air Base, Germany.

Additional Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives and Delivering a Better World. During the quarter, Parsons introduced its new ESG strategy, published its Corporate Social Responsibility report, was recognized for its dedication to advancing fairness and equality, and received an award for project engineering excellence that addresses ecological challenges. In addition, Parsons received an award for excellence and leadership in cybersecurity, made two strategic acquisitions, and announced it new president and CEO.

▪

Parsons’ board of directors elected Carey Smith as president and chief executive officer, effective July 1st, 2021. Ms. Smith succeeds Charles "Chuck" Harrington, who announced his retirement after nearly 40 years with the company. Harrington will continue to serve on Parsons’ Board as executive chairman.

▪

Announced the strategic acquisition of BlackHorse Solutions, Inc. BlackHorse expands Parsons’ customer base and capabilities in next-generation military, intelligence, and space operations, specifically in cyber, electronic warfare, and information dominance. BlackHorse also exceeds Parsons’ acquisition financial criteria with revenue growth and adjusted EBITDA margins in excess of 10%.

▪

After the end of the 2021 second quarter, acquired Echo Ridge, LLC for approximately $9 million. Echo Ridge adds position, navigation, and timing devices; modeling, simulation, test, and measurement tools; and deployable software defined radio products and signal processing services to Parsons’ space portfolio.

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▪

Parsons launched CARE (Cultivating a Responsible Enterprise), an enterprise strategy that empowers every employee to make a difference. In conjunction with this initiative, the company published its 2021 CSR report which highlights its new environmental, social, and governance (ESG) strategy, including reducing absolute greenhouse gas emissions by 20% by 2025, enhancing gender diversity, and enhancing ethnic/racial diversity.

▪

In partnership with the Modern Military Association of America (MMAA), Parsons proudly awarded the inaugural recipient of the 2021 MMAA Donna Johnson Military Spouse Scholarship to Jonathan Hegwood, a military spouse and US Army veteran. MMAA is the nation’s largest non-profit organization dedicated to advancing fairness and equality for the LGBTQ military and veteran community, making a difference through education and advocacy.

▪

Parsons Coffee Creek Fish Barrier Removal project received a National Recognition Award from the American Council of Engineering Companies as part of their 2021 Engineering Excellence Awards. Parsons work with the Washington State Department of Transportation addresses important ecological challenges to preserve fish runs for 21 northwest Washington Tribes.

▪	Parsons received a 2021 CSO50 Award from IDG’s Chief Security Officer (CSO) as one of 50 global companies recognized for their excellence and leadership in cybersecurity.

Fiscal Year 2021 Guidance

The company is updating its fiscal year 2021 guidance based on its financial results for the first half of 2021 and its current outlook for the remainder of year. The table below summarizes the company’s fiscal year 2021 guidance.

	Current Fiscal Year 2021 Guidance	Prior Fiscal Year 2021 Guidance
Revenue	$3.6 billion - $3.7 billion	$3.85 billion - $4.05 billion
Adjusted EBITDA including non-controlling interest	$295 million - $315 million	$350 million - $375 million
Cash Flow from Operating Activities	$195 million - $215 million	$280 million - $310 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2021.

Conference Call Information

Parsons will host a conference call today, August 4, 2021, at 8:00 a.m. ET to discuss the financial results for its second quarter 2021.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s second quarter 2021 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 6787437.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through August 11, 2021 at +1 855-859-2056 (domestic) or +1 404-537-3406 (international) and entering passcode 6787437.

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About Parsons Corporation

Parsons is a leading disruptive technology provider in the global defense, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2020 on Form 10-K, filed on February 24, 2021, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue	$879,356	$979,459	$1,754,053	$1,950,452
Direct cost of contracts	680,328	749,324	1,349,410	1,518,956
Equity in earnings of unconsolidated joint ventures	9,428	3,769	16,958	9,883
Selling, general and administrative expenses	188,238	187,640	375,760	371,414
Operating income	20,218	46,264	45,841	69,965
Interest income	152	196	250	424
Interest expense	(4,910)	(4,159)	(9,451)	(8,181)
Other income (expense), net	405	715	(1,386)	263
Total other income (expense)	(4,353)	(3,248)	(10,587)	(7,494)
Income before income tax expense	15,865	43,016	35,254	62,471
Income tax expense	(3,838)	(11,891)	(9,213)	(16,975)
Net income including noncontrolling interests	12,027	31,125	26,041	45,496
Net income attributable to noncontrolling interests	(5,325)	(7,826)	(10,300)	(9,224)
Net income attributable to Parsons Corporation	$6,702	$23,299	$15,741	$36,272
Earnings per share:
Basic	$0.07	$0.23	$0.15	$0.36
Diluted	$0.06	$0.23	$0.15	$0.36

Weighted average number shares used to compute basic and diluted EPS
(in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Basic weighted average number of shares outstanding	102,509	100,695	102,456	100,682
Stock-based awards	744	291	636	266
Convertible senior notes	8,917	-	8,917	-
Diluted weighted average number of shares outstanding	112,170	100,986	112,009	100,949

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes
(in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to Parsons Corporation	6,702	23,299	15,741	36,272
Convertible senior notes if-converted method interest adjustment	531	-	1,059	-
Diluted net income attributable to Parsons Corporation	7,233	23,299	16,800	36,272

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including $57,563 and $75,220 Cash of consolidated joint ventures)	$483,443	$483,609
Restricted cash and investments	1,145	3,606
Accounts receivable, net (including $173,640 and $190,643 Accounts receivable of consolidated joint ventures, net)	637,980	698,578
Contract assets (including $25,192 and $23,498 Contract assets of consolidated joint ventures)	568,239	576,568
Prepaid expenses and other current assets (including $6,657 and $3,045 Prepaid expenses and other current assets of consolidated joint ventures)	103,599	80,769
Total current assets	1,794,406	1,843,130

Property and equipment, net (including $2,283 and $2,629 Property and equipment of consolidated joint ventures, net)	110,617	121,027
Right of use assets, operating leases	194,484	210,398
Goodwill	1,263,060	1,261,978
Investments in and advances to unconsolidated joint ventures	86,045	68,975
Intangible assets, net	197,985	245,958
Deferred tax assets	147,146	130,200
Other noncurrent assets	45,554	56,038
Total assets	$3,839,297	$3,937,704

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $85,425 and $97,810 Accounts payable of consolidated joint ventures)	$191,688	$225,679
Accrued expenses and other current liabilities (including $70,015 and $68,801 Accrued expenses and other current liabilities of consolidated joint ventures)	582,610	650,753
Contract liabilities (including $35,260 and $33,922 Contract liabilities of consolidated joint ventures)	196,547	201,864
Short-term lease liabilities, operating leases	53,997	54,133
Income taxes payable	2,582	4,980
Short-term debt	50,000	50,000
Total current liabilities	1,077,424	1,187,409
Long-term employee incentives	23,222	21,828
Long-term debt	590,876	539,998
Long-term lease liabilities, operating leases	164,754	182,467
Deferred tax liabilities	12,690	12,285
Other long-term liabilities	119,881	132,300
Total liabilities	1,988,847	2,076,287
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,751,406 and 146,609,288 shares issued; 30,213,867 and 25,719,350 public shares outstanding; 72,288,913 and 76,641,312 ESOP shares outstanding	146,752	146,609
Treasury stock, 44,248,626 shares at cost	(899,328)	(899,328)
Additional paid-in capital	2,673,965	2,700,925
Accumulated deficit	(102,019)	(120,569)
Accumulated other comprehensive loss	(5,905)	(13,865)
Total Parsons Corporation shareholders' equity	1,813,465	1,813,772
Noncontrolling interests	36,985	47,645
Total shareholders' equity	1,850,450	1,861,417
Total liabilities and shareholders' equity	$3,839,297	$3,937,704

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income including noncontrolling interests	$26,041	$45,496
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	69,308	64,490
Amortization of debt issue costs	1,530	369
Loss (gain) on disposal of property and equipment	297	(43)
Provision for doubtful accounts	-	38
Deferred taxes	(4,217)	325
Foreign currency transaction gains and losses	2,395	1,185
Equity in earnings of unconsolidated joint ventures	(16,958)	(9,883)
Return on investments in unconsolidated joint ventures	18,132	15,893
Stock-based compensation	11,361	6,432
Contributions of treasury stock	26,518	29,468
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	58,146	(49,618)
Contract assets	8,360	(70,739)
Prepaid expenses and other assets	(11,153)	(999)
Accounts payable	(34,372)	(6,228)
Accrued expenses and other current liabilities	(97,541)	(21,983)
Contract liabilities	(5,957)	(11,047)
Income taxes	(2,402)	4,048
Other long-term liabilities	(11,025)	(28,648)
Net cash provided by (used in) operating activities	38,463	(31,444)
Cash flows from investing activities:
Capital expenditures	(9,171)	(22,938)
Proceeds from sale of property and equipment	384	943
Payments for acquisitions, net of cash acquired	256	-
Investments in unconsolidated joint ventures	(26,373)	(3,844)
Return of investments in unconsolidated joint ventures	727	17
Proceeds from sales of investments in unconsolidated joint ventures	14,335	-
Net cash used in investing activities	(19,842)	(25,822)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	-	180,600
Repayments of borrowings under credit agreement	-	(180,600)
Payments for debt costs and credit agreement	(1,826)	-
Contributions by noncontrolling interests	872	223
Distributions to noncontrolling interests	(21,836)	(1,605)
Taxes paid on vested stock	(2,242)	(1,149)
Proceeds from issuance of common stock	2,773	1,684
Net cash used in financing activities	(22,259)	(847)
Effect of exchange rate changes	1,011	(641)
Net decrease in cash, cash equivalents, and restricted cash	(2,627)	(58,754)
Cash, cash equivalents and restricted cash:
Beginning of year	487,215	195,374
End of period	$484,588	$136,620

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Contract Awards
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Federal Solutions	$1,218,413	$433,140	$1,643,034	$1,048,830
Critical Infrastructure	463,170	571,951	1,049,523	922,356
Total Awards	$1,681,583	$1,005,091	$2,692,557	$1,971,186

Backlog
(in thousands)

	June 30, 2021	June 30, 2020
Federal Solutions:
Funded	$1,126,408	$1,308,663
Unfunded	4,362,700	3,654,203
Total Federal Solutions	5,489,108	4,962,866
Critical Infrastructure:
Funded	2,850,211	2,719,037
Unfunded	72,889	36,787
Total Critical Infrastructure	2,923,100	2,755,824
Total Backlog	$8,412,208	$7,718,690

Book-To-Bill Ratio1:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Federal Solutions	2.8	0.9	1.8	1.1
Critical Infrastructure	1.1	1.2	1.2	0.9
Overall	1.9	1.0	1.5	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to Parsons Corporation	$6,702	$23,299	$15,741	$36,272
Interest expense, net	4,758	3,963	9,201	7,757
Income tax provision (benefit)	3,838	11,891	9,213	16,975
Depreciation and amortization (a)	34,635	32,081	69,308	64,490
Net income attributable to noncontrolling interests	5,325	7,826	10,300	9,224
Equity-based compensation (b)	4,921	12,854	11,901	5,133
Transaction-related costs (c)	4,086	(2,485)	6,732	9,526
Restructuring (d)	73	1,143	150	1,110
Other (e)	1,389	589	1,880	1,170
Adjusted EBITDA	$65,727	$91,161	$134,426	$151,657

(a)

Depreciation and amortization for the three and six months ended June 30, 2021 is $30.1 million and $60.2 million, respectively, in the Federal Solutions Segment and $4.6 million and $9.1 million, respectively in the Critical Infrastructure Segment.  Depreciation and amortization for the three and six months ended June 30, 2020 is $27.0 million and $54.4 million, respectively in the Federal Solutions Segment and $5.1 million and $10.1 million, respectively in the Critical Infrastructure Segment.

(b)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$32,500	$47,700	$64,482	$79,317
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	79	56	154	148
Federal Solutions Adjusted EBITDA including noncontrolling interests	$32,579	$47,756	$64,636	$79,465

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	27,817	35,519	59,474	62,876
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	5,331	7,886	10,316	9,316
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$33,148	$43,405	$69,790	$72,192

Total Adjusted EBITDA including noncontrolling interests	$65,727	$91,161	$134,426	$151,657

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to Parsons Corporation	$6,702	$23,299	$15,741	$36,272
Acquisition related intangible asset amortization	24,485	22,127	49,009	44,826
Equity-based compensation (a)	4,921	12,854	11,901	5,133
Transaction-related costs (b)	4,086	(2,485)	6,732	9,526
Restructuring (c)	73	1,143	150	1,110
Other (d)	1,389	589	1,880	1,170
Tax effect on adjustments	(8,552)	(8,023)	(17,372)	(15,591)
Adjusted net income attributable to Parsons Corporation	33,104	49,504	68,041	82,446
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	102,509	100,695	102,456	100,682
Weighted-average number of diluted shares outstanding (e)	103,254	100,986	103,092	100,949
Adjusted net income attributable to Parsons Corporation per basic share	$0.32	$0.49	$0.66	$0.82
Adjusted net income attributable to Parsons Corporation per diluted share	$0.32	$0.49	$0.66	$0.82

(a)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(e)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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